Tidal Commodities Trust I POS AM

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form S-1 of Tidal Commodities Trust I and to the use of our report dated March 25, 2025 on the financial statements of the Hashdex Bitcoin ETF, a series of Tidal Commodities Trust I (formerly Hashdex Bitcoin Futures ETF, a series of Teucrium Commodity Trust), appearing in Form 10-K for the year ended December 31, 2024, which are also incorporated by reference into the Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 3, 2025